Exhibit 99.1

Life Time Reports Fourth Quarter and Full Year Fiscal 2021 Financial Results
Q4 and full year revenue increased 57.8% to $360.5 million and 39.0% to $1.318 billion, respectively

CHANHASSEN, Minn. (March 10, 2022) – Life Time Group Holdings, Inc. (“Life Time,” “we,” “our,” “us,” or the “Company”) (NYSE: LTH) today announced its financial results for the fiscal fourth quarter and full year ended December 31, 2021.

Bahram Akradi, Founder, Chairman and CEO, stated:
“2021 was a milestone year for Life Time. We continued our strong recovery from the COVID-19 pandemic with improvements in key revenue and profitability metrics, and returned to the public markets with our initial public offering in October 2021. We also opened six new centers and delivered significant growth in memberships, along with increases in average revenue per membership, as we further elevate our premium membership experiences and inspire healthier, happier lives across our communities. I am very grateful to our amazing Life Time team for their dedication and commitment to pursue our strategy of delivering the best places, performers and programs, regardless of the obstacles and challenges we faced in 2020 and 2021.”

“For 2022, we have made the decisive choice to continue our offensive strategy of investing in several new program initiatives and casting the best talent in order to elevate our brand and grow our membership base, revenue and profitability. Additionally, our new center development pipeline remains strong with significant and attractive opportunities for expansion. Plus, industry trends and consumer demand for healthier living and aging bring us even more growth prospects. While the unexpected Omicron surge impacts the slope of our near-term recovery, we remain focused on capitalizing on these opportunities and further differentiating our Healthy Way of Life ecosystem to create long-term value for our stakeholders.”

Fourth Quarter 2021 Results and Prior Year Comparisons
•Total revenue increased 57.8% to $360.5 million from $228.5 million.
•Comparable center sales increased 52.0%.
•Center memberships increased 29.6% to 649,373 as of December 31, 2021, from 500,948 as of December 31, 2020.
•Net loss was $(304.8) million and included tax-effected one-time expenses of $271.2 million, including $258.3 million related to non-cash share-based compensation expense, and $12.6 million of additional interest expense incurred in connection with the partial pay down of the Company's Term Loan Facility.
•Adjusted EBITDA increased to $48.0 million from $(18.0) million.

Full Year 2021 Results and Prior Year Comparisons
•Total revenue increased 39.0% to $1.318 billion from $948.4 million.
•Comparable center sales increased 35.3%.
•Net loss was $(579.4) million and included tax-effected one-time expenses of $342.6 million, including $269.1 million related to non-cash share-based compensation expense, and $68.6 million of additional interest expense incurred as a result of a loss on the conversion of a related-party secured note into preferred stock, as well as additional interest expense incurred in connection with debt refinancing and partial pay down of the Company's Term Loan Facility.
•Adjusted EBITDA increased to $80.3 million from $(63.0) million.

New Center Openings
•During 2021, the Company opened six new centers. The Company also closed four small, off-brand centers during the fourth quarter, each of which was subject to a lease that expired. The Company operated a total of 151 centers as of December 31, 2021.
•Year to date in 2022, the Company has opened two new centers in Chicago and Dallas/Fort Worth.
•The Company currently plans to open a total of 12 new centers in 2022.

Cash Flow Highlights
•As of December 31, 2021, the Company had total cash and cash equivalents of $31.6 million and no borrowings under its $475 million Revolving Credit Facility.
•Net cash used in operating activities totaled $20.0 million for the year ended December 31, 2021, compared to $96.0 million in 2020.
•Free cash flow before growth capital expenditures totaled $(143.6) million for the year ended December 31, 2021, compared to $(197.4) million in 2020.
•Growth capital expenditures (net of construction reimbursements), Maintenance capital expenditures and Corporate capital expenditures totaled $205.3 million, $61.9 million and $61.7 million, respectively, for the year ended December 31, 2021, compared to $164.2 million, $32.1 million and $69.3 million, respectively, in 2020.
•Construction reimbursements and sale leaseback proceeds totaled $60.0 million and $74.0 million, respectively, for the year ended December 31, 2021, compared to $78.9 million and $235.7 million, respectively, in 2020.

Sale Leaseback
As previously announced, the Company entered into a non-binding letter of intent for the sale-leaseback of four properties in transactions valued in the aggregate at $175 million with an institutional real estate investor that has entered into multiple sale-leaseback transactions with the Company previously. In March 2022, the Company entered into definitive agreements for the sale-leaseback of these properties. The closing on two of these properties is expected to be completed on or before March 31, 2022 for approximately $80 million in gross proceeds to Life Time. The closing on the remaining two properties is expected to be completed on or before September 30, 2022 for approximately $95 million in gross proceeds to Life Time.
Outlook
For the first quarter ending March 31, 2022, the Company is projecting revenue, net loss and Adjusted EBITDA to be in the ranges of $385 to $395 million, $(64) to $(60) million and $38 to $42 million, respectively.
Conference Call Details
A conference call to discuss the Company’s fourth quarter and full year financial results is scheduled for today, March 10, 2022, at 8:30 a.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial 877-451-6152 (international callers should dial 1-201-389-0879) approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call will be available online at https://ir.lifetime.life/. A recorded replay of the conference call will be available after the conclusion of the call and will be available for a period of time online at https://ir.lifetime.life/.

# # #
About Life Time®
Over nearly 30 years, Life Time has reshaped the way consumers approach their health through omnichannel, healthy way of life communities that address all aspects of healthy living, healthy aging and healthy entertainment. More than 30,000 Life Time professionals are dedicated to providing the best programs and experiences at more than 150 Life Time athletic country club destinations in the United States and Canada, and via a complementary, comprehensive digital platform and portfolio of iconic athletic events – all with the objective of inspiring healthier, happier lives.

Use of Non-GAAP Financial Measures and Key Performance Indicators
This press release includes certain financial measures that are not presented in accordance with the generally accepted accounting principles in the United States (“GAAP”), including Adjusted EBITDA and free cash flow before growth capital expenditures. These non-GAAP financial measures are not based on any comprehensive set of accounting rules or principles and should be considered in addition to, and not as a substitute for or superior to, net income as a measure of financial performance or any other performance measure derived in accordance with GAAP and should not be construed as an inference that the Company’s future results will be unaffected by unusual or non-recurring items. In addition, these non-GAAP financial measures should be read in conjunction with the Company’s financial statements prepared in accordance with GAAP. The reconciliations of the Company’s non-GAAP financial measures to the corresponding GAAP measures should be carefully evaluated.

Adjusted EBITDA is defined as net income (loss) before interest expense, net, provision for (benefit from) income taxes and depreciation and amortization, excluding the impact of share-based compensation expense, (gain) loss on sale-leaseback transactions, capital transaction costs, legal settlements, asset impairment, severance and other items that are not indicative of the Company’s ongoing operations, including incremental costs related to COVID-19. Free cash flow before growth capital expenditures is defined as net cash provided by (used in) operating activities less center maintenance capital expenditures and corporate capital expenditures.

The Company presents these non-GAAP financial measures because management believes that these measures assist investors and analysts in comparing the Company’s operating performance across reporting periods on a consistent basis by excluding items that management does not believe are indicative of the Company’s ongoing operating performance. Investors are encouraged to evaluate these adjustments and the reasons the Company considers them appropriate for supplemental analysis. In evaluating the non-GAAP financial measures, investors should be aware that, in the future, the Company may incur expenses that are the same as or similar to some of the adjustments in the Company’s presentation of its non-GAAP financial measures. There can be no assurance that the Company will not modify the presentation of non-GAAP financial measures in future periods, and any such modification may be material. In addition, the Company’s non-GAAP financial measures may not be comparable to similarly titled measures used by other companies in the Company’s industry or across different industries.

The non-GAAP financial measures have limitations as analytical tools, and investors should not consider these measures in isolation or as substitutes for analysis of the Company’s results as reported under GAAP.

The Company includes a center, for comparable center sales purposes, beginning on the first day of the 13th full calendar month of the center’s operation, in order to assess the center’s growth rate after one year of operation.

Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of federal securities regulations. Forward-looking statements in this press release include, but are not limited to, the Company’s plans, strategies and prospects, both business and financial, including its financial outlook for the first quarter ending March 31, 2022, opportunities for growth, consumer demand, industry trends, expected number of new center openings and the successful closings of the sale-leaseback transactions (including the pricing and timing thereof). These statements are based on the beliefs and assumptions of the Company’s management. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Generally, statements that are not historical facts, including statements concerning the Company’s possible or assumed future actions, business strategies, events or results of operations, are forward-looking statements. These statements may be preceded by, followed by or include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or similar expressions. In addition, any statements or information that refer to expectations, beliefs, plans, projections, objectives, performance or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking.

Factors that could cause actual results to differ materially from those forward-looking statements included in this press release include, but are not limited to, the impacts of COVID-19 including any new variants or other future pandemics on the Company’s operations, members, employees, vendors, service providers, business and cash flows; the Company’s ability to attract and retain members; a deterioration in the quality or reputation of the Company’s brand or the health and wellness industry; competition in the health and wellness industry; the Company’s inability to anticipate and satisfy consumer preferences and shifting views of health and wellness; events such as severe weather conditions, natural disasters, global pandemics or health crises, hostilities and social unrest, among others; disruptions in the operations of the Company’s centers; and the other important factors discussed under the caption “Risk Factors” in the Company’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission (the “SEC”) on September 29, 2021 (File No. 333-259495), as such factors may be updated from time to time in the Company’s other filings with the SEC, which are accessible on the SEC’s website at www.sec.gov.

These and other important factors could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any forward-looking statement that the Company makes in this press release speaks only as of the date of such statement. Except as required by law, the Company does not have any obligation to update or revise, or to publicly announce any update or revision to, any of the forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts
Investors
John Rouleau, ICR // investorrelations@lifetime.life

Media
Jason Thunstrom, Life Time Corporate Communications // jthunstrom@lifetime.life or 952-229-7435

LIFE TIME GROUP HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,		For the Year Ended December 31,
	2021	2020	2021	2020
Revenue:
Center revenue	$352,944	$225,047	$1,286,634	$929,966
Other revenue	7,584	3,422	31,419	18,413
Total revenue	360,528	228,469	1,318,053	948,379
Operating expenses:
Center operations	218,776	144,696	844,098	660,046
Rent	55,271	47,787	209,823	186,257
General, administrative, and marketing	353,647	30,233	480,543	149,898
Depreciation and amortization	58,119	59,210	235,124	247,693
Other operating	12,993	26,222	43,653	63,634
Total operating expenses	698,806	308,148	1,813,241	1,307,528
Loss from operations	(338,278)	(79,679)	(495,188)	(359,149)
Other (expense) income:
Interest expense, net of interest income	(48,372)	(32,670)	(224,516)	(128,394)
Equity in earnings (loss) of affiliate	403	19	(9)	(187)
Total other expense	(47,969)	(32,651)	(224,525)	(128,581)
Loss before income taxes	(386,247)	(112,330)	(719,713)	(487,730)
Benefit from income taxes	(81,477)	(28,442)	(140,344)	(127,538)
Net loss	$(304,770)	$(83,888)	$(579,369)	$(360,192)
Loss per common share—basic and diluted	$(1.64)	$(0.58)	$(3.73)	$(2.48)
Weighted-average common shares outstanding—basic and diluted	185,956	145,196	155,470	145,137

LIFE TIME GROUP HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)
(Unaudited)

	December 31, 2021	December 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$31,637	$33,195
Accounts receivable	6,464	4,805
Center operating supplies and inventories	41,007	36,276
Prepaid expenses and other current assets	48,883	87,231
Income tax receivable	3,533	4,192
Total current assets	131,524	165,699
Property and equipment, net	2,791,464	2,692,712
Goodwill	1,233,176	1,233,176
Operating lease right-of-use assets	1,864,528	1,708,597
Intangible assets, net	174,241	164,419
Other assets	61,742	52,955
Total assets	$6,256,675	$6,017,558
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$71,308	$54,104
Construction accounts payable	83,311	39,936
Deferred revenue	33,871	42,274
Accrued expenses and other current liabilities	147,920	117,675
Current maturities of debt	23,527	139,266
Current maturities of operating lease liabilities	46,315	49,877
Total current liabilities	406,252	443,132
Long-term debt, net of current portion	1,775,719	2,133,330
Operating lease liabilities, net of current portion	1,909,883	1,738,393
Deferred income taxes	55,213	195,122
Other liabilities	18,216	26,168
Total liabilities	4,165,283	4,536,145
Stockholders’ equity:
Common stock, $0.01 par value per share; 500,000 and 170,000 shares authorized, respectively; 193,060 and 145,196 shares issued and outstanding, respectively	1,931	1,452
Additional paid-in capital	2,743,560	1,569,905
Stockholder note receivable	—	(15,000)
Accumulated deficit	(651,083)	(71,714)
Accumulated other comprehensive loss	(3,016)	(3,230)
Total stockholders’ equity	2,091,392	1,481,413
Total liabilities and stockholders’ equity	$6,256,675	$6,017,558

LIFE TIME GROUP HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Year Ended December 31,
	2021	2020
Cash flows from operating activities:
Net loss	$(579,369)	$(360,192)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	235,124	247,693
Deferred income taxes	(139,941)	(99,910)
Share-based compensation	334,339	—
Non-cash rent expense	22,602	37,105
Impairment charges associated with long-lived assets	2,076	37,754
Loss (gain) on disposal of property and equipment, net	2,746	(7,130)
Loss on debt extinguishment	40,993	—
Write-off of discounts and debt issuance costs	28,568	—
Amortization of debt issuance costs	9,590	12,033
Changes in operating assets and liabilities	26,717	37,517
Other	(3,474)	(851)
Net cash used in operating activities	(20,029)	(95,981)
Cash flows from investing activities:
Capital expenditures	(328,909)	(265,617)
Acquisitions, net of cash acquired	(9,529)	(100)
Proceeds from sale-leaseback transactions	73,981	235,660
Proceeds from the sale of land held for sale	—	22,971
Other	(5,462)	971
Net cash used in investing activities	(269,919)	(6,115)
Cash flows from financing activities:
Proceeds from borrowings	1,907,577	116,583
Repayments of debt	(2,178,004)	(36,385)
Proceeds from senior secured credit facility	159,000	573,902
Repayments on senior secured credit facility	(253,000)	(654,902)
Repayments of finance lease liabilities	(1,514)	(1,343)
Proceeds from the issuance of common stock, net of issuance costs	701,926	90,000
Increase in debt discounts and issuance costs	(47,586)	(460)
Purchases of stock options	—	—
Net cash provided by financing activities	288,399	87,395
Effect of exchange rates on cash and cash equivalents	(9)	(55)
Decrease in cash and cash equivalents	(1,558)	(14,756)
Cash and cash equivalents—beginning of period	33,195	47,951
Cash and cash equivalents—end of period	$31,637	$33,195

Non-GAAP Financial Measures and Key Performance Indicators
See “Use of Non-GAAP Financial Measures” for a discussion of the Non-GAAP financial measures reconciled below.
Reconciliation of Net Loss to Adjusted EBITDA
($ in thousands)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2021	2020	2021	2020
Net loss	$(304,770)	$(83,888)	$(579,369)	$(360,192)
Interest expense, net of interest income (a)	48,372	32,670	224,516	128,394
(Benefit from) provision for income taxes	(81,477)	(28,442)	(140,344)	(127,538)
Depreciation and amortization	58,119	59,210	235,124	247,693
Share-based compensation expense (b)	327,380	—	334,339	—
COVID-19 related (credits) expenses (c)	(1,179)	(129)	(1,589)	49,183
Loss (gain) on sale-leaseback transactions (d)	(677)	(4,157)	2,380	(7,235)
Capital transaction costs (e)	2,316	—	2,904	96
Legal (recoveries) settlements (f)	—	—	(44)	345
Asset impairments (g)	—	7,475	—	7,475
Other (h)	(62)	(771)	2,382	(1,187)
Adjusted EBITDA	$48,022	$(18,032)	$80,299	$(62,966)
(a)    During the year ended December 31, 2021, we incurred a non-cash expense of $41.0 million related to the extinguishment of our related party secured loan and $28.6 million related to write-off discounts and debt issuance costs of our prior term loan facility, our previous senior unsecured notes and our related party secured loan. In June 2020, we closed on an approximate $101.5 million secured loan from an investor group comprised solely of our stockholders or their affiliates. The secured loan carried an interest rate of 12.0% and was scheduled to mature in June 2021. In January 2021, we extinguished the related party secured loan plus accrued interest with a book value of $108.6 million by converting the loan into approximately 5.4 million shares of our Series A Preferred Stock, which had a fair value of $149.6 million, as determined by an independent third-party valuation, at the time of conversion. Accordingly, we booked a $41.0 million loss upon conversion.
(b)    A significant portion of the share-based compensation expense that we recognized during the three months and year ended December 31, 2021, is associated with stock options that were granted prior to 2021. As of the effective date of our initial public offering (the "IPO") in October 2021, these stock options became fully vested, and they either became immediately exercisable or they will become exercisable no later than April 4, 2022, subject to continued service through such date. Accordingly, during the period from the effective date of the IPO through December 31, 2021, we recognized share-based compensation expense associated with these stock options in an amount equal to the proportion of the total service period that has passed from the respective grant dates associated with each of these stock option awards through December 31, 2021. Because the vesting and exercisability of these stock options was contingent upon the occurrence of a change of control or an initial public offering, no share-based compensation expense associated with these stock options was recognized prior to the IPO.
(c)    Represents the incremental net (credits) expenses we recognized related to the COVID-19 pandemic. We adjust for these costs as they do not represent costs associated with our normal ongoing operations. We believe that adjusting for these costs provides a more accurate and consistent representation of our actual operating performance from period to period. The net credits we recognized during 2021 consist primarily of the recovery of certain qualifying expenses recovered under the CARES Act, partially offset by COVID-19 legal-related costs. For the year ended December 31, 2020, COVID-19 related expenses consisted of $27.0 million for project cost write-offs for sites no longer deemed viable as a result of the economic downturn caused by COVID-19, $12.0 million for the employee portion of health care coverage which is normally paid by employees but was paid by us during this period on behalf of our employees, and $10.2 million of emergency leave and non-working payroll, which includes subsequent recovery of certain expenses under the CARES Act, severance and charitable contributions made to support our employees who were directly impacted by COVID-19.
(d)    We adjust for the impact of gains or losses on the sale-leaseback of our properties as they do not reflect costs associated with our ongoing operations.

(e)    Represents one-time costs related to capital transactions, including debt and equity offerings that are non-recurring in nature but excluding direct costs related to the IPO which were netted against the proceeds.
(f )    We adjust for the impact of large class action and unusual legal settlements paid or recoveries received. These are non-recurring in nature and do not reflect costs associated with our normal ongoing operations.
(g)    Represents non-cash asset impairments of our long-lived and intangible assets.
(h)    Includes costs associated with large corporate restructuring charges, executive level involuntary terminations and other transactions, which are unusual and non-recurring in nature. For the year ended December 31, 2021, other expenses consisted of $1.6 million of incremental expenses related to a winter storm resulting in historical freezing temperatures affecting our Texas region, and $0.8 million of executive level severance.

Key Performance Indicators
($ in thousands, except for Average Center revenue per center membership)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2021	2020	2021	2020
Membership Data
Center memberships	649,373	500,948	649,373	500,948
Digital On-hold memberships	74,767	248,641	74,767	248,641
Total memberships	724,140	749,589	724,140	749,589

Revenue Data
Membership dues and enrollment fees	71.8%	71.5%	70.5%	70.0%
In-center revenue	28.2%	28.5%	29.5%	30.0%
Total Center revenue	100.0%	100.0%	100.0%	100.0%

Membership dues and enrollment fees	$253,527	$160,965	$907,111	$651,116
In-center revenue	99,417	64,082	379,523	278,850
Total Center revenue	$352,944	$225,047	$1,286,634	$929,966

Average Center revenue per center membership	$536	$414	$2,098	$1,317
Comparable center sales	52.0%	(52.2)%	35.3%	(52.2)%

Center Data
Net new center openings	(4)	1	2	3
Total centers (end of period)	151	149	151	149
Total center square footage (end of period)	15,000,000	14,800,000	15,000,000	14,800,000

GAAP, Non-GAAP and Other Financial Measures
Net (loss) income	$(304,770)	$(83,888)	$(579,369)	$(360,192)
Net (loss) income margin	(84.5)%	(36.7)%	(44.0)%	(38.0)%
Adjusted EBITDA	$48,022	$(18,032)	$80,299	$(62,966)
Adjusted EBITDA margin (a)	13.3%	(7.9)%	6.1%	(6.6)%
Center operations expense	$218,776	$144,696	$844,098	$660,046
Pre-opening expenses (b)	$1,717	$2,255	$7,021	$7,463
Rent	$55,271	$47,787	$209,823	$186,257
Non-cash rent expense (open properties) (c)	$6,136	$(685)	$9,959	$24,480
Non-cash rent expense (properties under development) (c)	$4,920	$3,301	$12,643	$12,625
Net cash used in operating activities	$(4,707)	$(39,816)	$(20,029)	$(95,981)
Free cash flow before growth capital expenditures	$(44,172)	$(52,175)	$(143,630)	$(197,441)
(a)    Adjusted EBITDA margin is calculated as Adjusted EBITDA divided by total revenue.
(b)    Represents non-capital expenditures associated with opening new centers which are incurred prior to the commencement of a new center opening.

(c)    Reflects the non-cash portion of our annual GAAP operating lease expense that is greater or less than the cash operating lease payments. Non-cash rent expense for our open properties represents non-cash expense associated with properties that were operating at the end of each period presented. Non-cash rent expense for our properties under development represents non-cash expense associated with properties that are still under development at the end of each period presented.

Reconciliation of Net Cash Used In Operating Activities to
Free Cash Flow Before Growth Capital Expenditures
($ in thousands)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2021	2020	2021	2020
Net cash used in operating activities	$(4,707)	$(39,816)	$(20,029)	$(95,981)
Center maintenance capital expenditures	(18,887)	(3,036)	(61,932)	(32,111)
Corporate capital expenditures	(20,578)	(9,323)	(61,669)	(69,349)
Free cash flow before growth capital expenditures	$(44,172)	$(52,175)	$(143,630)	$(197,441)

Capital Expenditures Summary
($ in thousands)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2021	2020	2021	2020
Growth capital expenditures	$104,333	$40,837	$265,295	$243,073
Construction reimbursements	(16,630)	(1,455)	(59,987)	(78,916)
Growth capital expenditures, net	87,703	39,382	205,308	164,157
Center maintenance capital expenditures	18,887	3,036	61,932	32,111
Corporate capital expenditures	20,578	9,323	61,669	69,349
Total capital expenditures, net	$127,168	$51,741	$328,909	$265,617

Proceeds from Sale-Leaseback Transactions
($ in thousands)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2021	2020	2021	2020
Proceeds from sale-leaseback transactions	$—	$112,777	$73,981	$235,660

Reconciliation of Net Loss to Adjusted EBITDA Guidance for First Quarter of 2022
($ in millions)
(Unaudited)

Three Months Ended
March 31, 2022
Net (loss)	$ (64.0) - (60.0)
Interest expense, net of interest income	30.9 - 30.2
(Benefit from) provision for income taxes	(7.4) - (6.9)
Depreciation and amortization	56.6 - 56.8
Share-based compensation expense	21.9 - 21.9
Adjusted EBITDA	$ 38.0 - 42.0